Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-261097) and Form S-8 (File Nos. 333-267306, 333-259099, 333-248724 and 333-233941) of our reports dated August 23, 2023, with respect to the consolidated financial statements of Peloton Interactive, Inc. and the effectiveness of internal control over financial reporting of Peloton Interactive, Inc. included in this Annual Report (Form 10-K) for the year ended June 30, 2023.
/s/ Ernst & Young LLP
New York, New York
August 23, 2023

Internal Use Only

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